Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related prospectus of HUB Cyber Security Ltd. for the registration of its ordinary shares and warrants to purchase ordinary shares and to the incorporation by reference therein of our report dated August 15, 2023, with respect to the consolidated financial statements of HUB Cyber Security Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
September 7, 2023	A Member of Ernst & Young Global